MONMOUTH AGREEMENT

THIS AGREEMENT is dated effective the 12th day of June, 2007.

BETWEEN:

YVON GAGNE

(hereinafter called “Owner”)

- and -

CROMWELL URANIUM HOLDINGS, INC. an Arizona corporation

(hereinafter called “Cromwell”)

RECITALS:

A.                Owner owns certain Claims located in the Province of Ontario, Canada.

B.               Cromwell wishes to acquire an undivided one hundred (100%) per cent interest in such Claims.

C.               Owner is prepared sell Cromwell an undivided one hundred (100%) per cent interest in such Claims on the terms and conditions hereinafter set forth.

                NOW THEREFORE, in consideration of the premises and the mutual obligations hereinafter described, and intending to be legally bound, the parties agree as follows:

ARTICLE I

INTERPRETATION AND DEFINITIONS

Section 1.01    Definitions

As used in this Agreement, the following words and phrases have the following meanings:

(a)    “Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which controls, is controlled by, or is under common control with a party to this Agreement.

(b)    “Agreement” means this agreement as the term is defined in Section 1.03 hereof.

(c)    “Force Majeure” means any event beyond a party's reasonable control including laws which prohibit a party's ability to comply with its obligations; action or inaction of civil or military authority; mining casualty; damage to or destruction of mine, plant or facility; fire; explosion; flood; insurrection; riot; labour disputes; and acts of God, but does not include a party's inability to make any payments required under this Agreement.

(d)    “Claims” means all mineral rights constituting the claim units marked as such on Schedule “A” attached to this Agreement.

(e)    “NMR” means the net mineral royalty reserved by Owner and calculated in accordance with Schedule “B: hereto.

(f)    “Option” has the meaning given that term by Section 2.01.

(g)    “Option Payments” has the meaning given that term by Section 2.01.

(h)    “Option Period” means the period of time from the execution of this Agreement to the exercise, abandonment or termination of the Option in accordance with the terms and conditions of this Agreement.

Section 1.02    Schedules

The following schedules are attached to and form part of this Agreement:

(a) Schedule “A” - List of Claims

(b) Schedule “B” - Calculation of NMR

Section 1.03    Entire Agreement

This agreement and the attached schedules and all properly executed amendments are hereinafter collectively referred to as this “Agreement”. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and undertakings relating to the subject matter. The parties acknowledge that there are no agreements, undertakings, representations, warranties or conditions collateral to this Agreement except as specifically stated otherwise in this Agreement.

Section 1.04    Caption and Headlines

The division of this Agreement into articles and sections and the insertion of headings is for convenience of reference only and shall not affect the interpretation of this Agreement. Any reference to a section or article shall be a reference to a section or article of this Agreement unless specifically stated otherwise.

Section 1.05    Extended Meanings

In this Agreement, where the context so requires or permits, the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and vice versa, and the words “person” and “persons” shall include corporations, partnerships, and all other entities of whatever description.

Section 1.06    Currency

In this Agreement all statements of and references to dollar amounts shall mean Canadian dollars.

Section 1.07    Governing Law

This Agreement shall be interpreted in accordance with the laws of the Province of Ontario, Canada, and the federal laws of Canada as applicable therein.

Section 1.08    Severability

If any provision of this Agreement is found invalid, illegal, or incapable of enforcement by any court of competent jurisdiction, such provision and the remaining provisions of the Agreement shall continue to be enforceable to the extent permitted by such court against any person(s) and in any circumstance(s) other than those to whom it has been found invalid, illegal or incapable of enforcement.

Section 1.09    Amendments

No amendments to this Agreement shall be of any force and effect unless executed in writing by all the parties to this Agreement.

ARTICLE II

GRANT AND EXERCISE OF OPTION

Section 2.01    Option

a) Owner hereby agrees to sell Cromwell and Cromwell hereby agrees to Purchase (the “Purchase”) an undivided one hundred (100%) per cent interest in the Claims by making the following payments (the “Payments”) to Owner:

a)    $16,000 will be paid to Owner concurrently with the execution of this Agreement; and

b)    _____ common shares of Cromwell will be issued to Owner by no later than ____ ,2007.

Section 2.02    Completion of Purchase

a)    Owner grants Cromwell an exclusive and irrevocable option (“Option”) to acquire an undivided one hundred (100%) per cent interest in the Claims by making the following payments (the “Option Payments”) to the Owner:

a)	100,000 common shares of Cromwell will be issued to Owner by no later than __ 2007:
b)	100,000 common shares of Cromwell will be issued to Owner by no later than ___, 2008;
c)	$5,000 will be paid to Owner concurrently with the execution of this Agreement;

d)	$15,000 will be paid to Owner by no later than May 14, 2007;
e)	$40,000 will be paid to Owner by no later than March 14, 2008;
f)	$60,000 will be paid to Owner by no later than March 14, 2009; and
g)	$60,000 will be paid to Owner by no later than March 14, 2010.

Section 2.02    Exercise of Option

The Option shall be automatically exercised and the Claims vested in Cromwell making all the Option Payments set forth in Section 2.01. Upon exercise of the Option in accordance with that Section, Cromwell shall have earned and acquired an undivided hundred (100%) per cent ownership interest in and to the Claims free and clear of any mortgages, liens, charges, pledges, security interest, encumbrances and any other claims of any description, but subject to a 3% NMR, determined and paid in accordance Schedule “B” hereto.

b)    The 3% NMR may be partially purchased (the “Buyout”) by Cromwell at any time (as to 50% thereof leaving Owner with an NMR equal to 1.5%) by Cromwell paying to Owner $1,500,000. This purchase will not affect any or the NMR that is otherwise due to Owener at the date of the Buyout.

Section 2.03    Results of Prior Exploration Work

Immediately following the execution of this Agreement, Owner shall deliver to Cromwell all technical data for the Claims in its possession including, but without limitation, drilling, geophysics and geological information held by Owner.

Should this Agreement be terminated, for whatever reason, prior to vesting, then Cromwell will return and forward to Owner copies of data and information received from Owner but Cromwell will not be obliged to return any Claims data otherwise acquired by Cromwell during the Option Period.

Section 2.04    Title

Within sixty (60) days following the completion of the Purchase pursuant to Section 2.02, Owner will provide Cromwell with executed transfers of an undivided hundred (100%) percent interest in the Claims and will provide any additional assistance required by Cromwell or its nominee to legally record the transfers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01    Representations and Warranties bv Owner

Owner represents and warrants that:

(a)	he has all requisite power and authority to perform his obligations under this Agreement;

(b)
all necessary action has been taken by Owner to execute and allow the proper performance of the terms of this Agreement, and this Agreement constitutes a valid and binding obligation of Owner enforceable in accordance with its terms;

(c)
to the best of Owner's knowledge the location of each of the Claims on the ground conforms to the description appearing on records in the appropriate records office, and the Claims were properly located according to the laws of Ontario and will be in good standing for at least 180-days days after the execution of this Agreement;

(d)	he has not received notice of any violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the Claims;

(e)
to the best of Owner' s knowledge there are no reclamation liabilities in connection with the Claims and, in particular, there are no obligations to monitor or clean up any preexisting mine sites or mine waste dumps or tailings;

(f)
his interest in the Claims is free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances or other claims of any description and, upon completion of the Purchase by Cromwell, Cromwell will acquire an undivided one hundred (100%) interest in the Claims free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances or other claims of any description; except for the NMR set our in Section 2.02 and Schedule “B” of this Agreement;

(g)
no person or other entity has any right or agreement, option, understanding, prior commitment or privilege capable of becoming an agreement for the purchase or acquisition from Owner of any interest in the Claims;

(h)	all assessment work required to maintain the Claims in full force and effect has been performed as of the execution of this Agreement; and

(i)	there are no royalties or other latent interests in the Claims owing to any parties, except as outlined in Section 2.02 and Schedule “B.”

Section 3.02    Survival

Owner acknowledges that Cromwell is relying on the representations and warranties contained in Section 3.01 in entering into this Agreement and that such representations and warranties are continuing and survive the execution of this Agreement.

Section 3.03    Representations and Warranties bv Cromwell

Cromwell represents and warrants that:

(a)
it has been duly incorporated and is a validly subsisting corporation under the laws of the State of Nevada and has all corporate power and authority to perform its obligations under this Agreement; and

(b)
all necessary corporate action has been taken by Cromwell to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a valid and binding obligation of Cromwell enforceable in accordance with its terms.

Section 3.04    Indemnitv

Each party will indemnify and save the other party and its directors, officers, employees, agents, representatives, subcontractors and Affiliates harmless from all losses, damages, costs, actions, and suits arising out of or in connection with any breach by that party of any representation, warranty, covenant or agreement contained in this Agreement. This indemnity shall survive the termination of this Agreement.

ARTICLE IV

EXPLORATION AND DEVELOPMENT ACTIVITIES

Section 4.01    Right to Explore and Develop

Owner grants to Cromwell, its employees, directors, officers, agents, representatives and contractors, the exclusive right to enter upon the property comprising the Claims for the purpose of exploration, development, mining and such other operations as Cromwell considers necessary during the Purchase Period, the nature, manner and extent of which operations will be in Cromwell’s sole discretion.

Section 4.02    Conduct of Exploration and Development Work

Cromwell shall perform its exploration and development work on the Property comprising the Claims in accordance with good mining practice and shall comply with all applicable laws and regulations.

Section 4.03    Installation of Equipment

Cromwell may install, maintain, replace and remove any and all mining machinery, equipment, tools, and facilities which it may desire to use in connection with its exploration and development activities on the property comprising the Claims. Upon termination of this Agreement for any reason, Cromwell shall within a period of six (6) months following such termination remove its equipment at its sole cost and expense from the Claims, having Owner’s permission to enter onto the property comprising the Claims for such purpose.

ARTICLE V

CROMWELL’S OBLIGATIONS

Section 5.01    Reporting

By no later than each anniversary of this Agreement, Cromwell shall provide a copy of any geological report that has been prepared respecting exploration conducted on the Claims in the previous year.

ARTICLE VI

ASSIGNMENTS

Section 6.01    Assignments

Cromwell shall be entitled to assign its rights and obligations under this Agreement without the prior written consent of Owner.

ARTICLE VII

TERMINATION

Section 7.01    Cromwell’s Right to Terminate

Cromwell shall have the right to terminate this Agreement and its interest in the Claims at any time during the Option Period upon written notice to the Owner thirty (30) days prior to the contemplated termination date.

Section 7.02    Termination for Default

If at any time during the Purchase Period, Cromwell fails to duly payor cure any default in the performance of any obligation of this Agreement within a period of thirty (30) days after receipt of a default notice from Owner, Owner may terminate the Option. Exercise of such right by Owner shall be without prejudice to any other rights or remedies Owner may have at law or in equity as a result of such default of this Agreement by Cromwell.

ARTICLE VIII

FORCE MAJEURE

Section 8.01    Suspension of Obligation

If Cromwell is prevented by Force Majeure from timely performance of any of its obligations under this Agreement (other than the payment of any of the Purchase Payments), such failure shall be excused and the period for performance and the Purchase Period shall be extended for an additional period of time equal to the duration of such Force Majeure. Upon the occurrence and upon the termination of a Force Majeure, Cromwell shall promptly notify Owner in writing. Cromwell shall use reasonable efforts to remedy any Force Majeure, but shall not hereunder be obligated to contest the validity of any law or regulation, nor any action or inaction of any civil or military authority.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Notices

Any notice under this Agreement will be given in writing, by delivery in person to a named representative or by mail or facsimile, properly addressed to each party. A notice given will be deemed given only when received by the party to whom such notice is directed; except that any notice given by facsimile properly addressed to the party, to whom given, shall be deemed given to and received by the party, to whom directed, 48 hours after such notice is successfully faxed or ten days after it is mailed, provided there is no postal disruption at the time. Each party’s address will be the following until such party specifies another address by written notice:

To Owner:
2060014 ONTARIO LTD.
1390 Government Road North
Timmins, Ontario, Canada
P4N 7C3
Tel.:
Facsimile:

Attention:

To Cromwell:
CROMWELL URANIUM HOLDINGS, INC.
8655 East Via De Ventura, Suite G200,
Scottsdale, AZ 85258
Tel: TOLL FREE 877-776-3932
Local 480-346-1460
FAX 480-346-1461

Attention: Robert McIntosh

Section 9.02    Area of Influence

Owner agrees that there shall be an area of influence (the “Area of Influence”) respecting any additional claims staked or recorded by Owner which are contiguous to the Claims and any such claims will fall under the terms of this Agreement. In the event that Cromwell acquires addit9ional claims within the Area of Influence from Owner pursuant to this Section, Cromwell agrees to pay Owner $100.00 per additional claim unit so acquired.

Section 9.03    Relationship of Parties

This Agreement is not intended to create any partnership or agency relationship between the parties or fiduciary obligations of any description, and this Agreement shall not be construed so as to render the parties liable as partners or as creating a partnership, and no party shall be or shall be deemed to be, or shall hold itself out to be an agent of any other party.

Section 9.04    Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

Section 9.05    Regulatory Approval

This Agreement and the obligations of Cromwell hereunder are subject to regulatory approval, as applicable.

Section 9.06    Prior Agreements

The Agreement contains the entire agreement and understanding of the parties and replaces all prior agreements bearing on the subject matter hereof.

Section 9.07    Counterparts

This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF the parties make this Agreement effective as of the date first above written.

YVON GAGNE

Per:	/s/ Yvon Gagne

CROMWELL URANIUM HOLDINGS, INC.

Per:	/s/ Rob McIntosh

SCHEDULE A

to

MONMOUTH AGREEMENT

List of Claims

Mining Claims Representing 29 units (District of Mining Division, Monmouth Township, Ontario, Canada)

944 (4 units) — lot 5 con 7 and lot 6 con 7
945 (1 unit) — lot 7 con 7 (South ½)
946 (2 units) – lot 8 con 7
947 (8 units) – lots 5, 6, 7, and 8 con 6
948 (12 units) – lots 3, 5, 5, 6,7 and 8 con 5
949 (12 units) – lots 3, 4, 4, 6, 7 and 8 con 4

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SCHEDULE B
To
MONMOUTH AGREEMENT

Net Mineral Royalty

Definitions

Where used herein:

(a)	“Agreement” means the agreement to which this schedule is attached.
(b)	“Claims” means those mineral claims set forth in Schedule “B” to the Agreement.
(c)	“Fiscal Period” means a three month period ending on the last day of March, June, September and December of each calendar year.
(d)	“Net Mineral Royalty” or “NMR” means the Revenue received by Cromwell from the sale of Product from mining operations on the Claims.
(e)	“Ore” means any material containing a mineral or minerals of commercial economic value mined from the Claims.
(f)
“Product” means Ore mined from the Claims and any concentrates or other materials or products derived therefrom; provided that if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Claims, such Ore, concentrates or other materials or products shall not be considered to be “Product” until after they have been so treated.

(g)
“Revenue” means gross revenues during each Fiscal Period received by the Royalty Payer from the sale of Product by the Royalty Payer to the smelter, refiner or other purchaser, plus any bonuses and subsidies less all penalties, umpire assaying, assaying, sampling charges, and insurance costs, whether deducted by such purchaser or otherwise paid or incurred by Royalty Payer. Where revenue otherwise to be included under this subsection is received by Royalty Payer in a transaction with a party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

(h)	“Royalty Interest” means the NMR payable to Royalty Holder pursuant to the Agreement.
(i)	“Royalty Holder” means “Owner, as defined in the Agreement, his heirs, executors and assigns.
(j)	“Royalty Payer” means “Cromwell”, as defined in the Agreement.

Capitalized terms which are not specifically defined in this Schedule shall have the meaning given to them in the Agreement.

2.    Net Mineral Royalty

For each Fiscal Period, Royalty Payer shall pay Royalty Holder the Royalty Interest specified by the Agreement, calculated and paid in accordance with the Schedule.

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3.	Calculation of Net Mineral Royalty

The NMR shall be computed at the end of each Fiscal Quarter. On or before the last day of the first month following each Fiscal Quarter, a statement shall be furnished setting forth in reasonable detail the computation of the NMR for the previous Fiscal Quarter and the Royalty Interest due to the Royalty Holder, if any. Payment for the Royalty Interest due, if any, shall be enclosed with such statement.

4.	Audit

The Royalty Holder, upon written notice to the Royalty Payer shall have the right to have an independent firm of chartered accountants audit the records that related to the calculation of the Royalty Interest with twenty-for (24) months after receipt of each payment described in this Schedule.

The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any calendar year unless it provides notice in writing of such an objection within twenty four (24) months after receipt of each payment. If the parties are unable to resolve any such dispute with sixty (60) days after receipt of such notice, the dispute shall be resolved by arbitration.

5	Commingling of ore

Before any Products from the Claims are commingled with ores and minerals from other properties, the Products from the Claims shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content. Representative samples of the Products shall be retained by the Royalty Payer and assays (including penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals and other appropriate content. Detailed records shall be kept by Royalty Payer showing measures, moisture, assays of metal, commercial and other appropriate content and penalty substances, and gross metal content of the Products. From this information, Royalty Payer shall determine the amount payable to Royalty Holder from Products from the Claims commingled with ores and minerals from other properties.

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